Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into by THE PANTRY, INC., a Delaware corporation (the “Corporation”) and David M. Zaborski (the “Employee”).

The Corporation desires to employ Employee and Employee desires to accept such employment on the terms set forth below.

In consideration of the mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the Corporation and Employee agree as follows:

1.     EMPLOYMENT. The Corporation employs Employee and Employee accepts employment on the terms and conditions set forth in this Agreement. Employee shall serve as Vice President, Merchandise Marketing and have such responsibilities and authority as the Corporation may assign from time to time. Employee, at the Corporation’s discretion, may be reassigned or transferred to different units or locations.

1.1  Employee shall perform all duties and exercise all authority in accordance with, and otherwise comply with, all Corporation policies, procedures, practices and directions.

1.2  Employee shall devote all working time and best efforts to successfully perform his duties and advance the Corporation’s interests. During his employment, Employee shall not engage in any other business activities of any nature whatsoever (including board memberships) for which he receives compensation without the Corporation’s prior consent; provided, however, this provision does not prohibit him from personally owning and trading in stocks, bonds, securities, real estate, commodities or other investment properties for his own benefit which do not create actual or potential conflicts of interest with the Corporation.

2.     COMPENSATION.

2.1 Base Salary. Employee’s annual salary for all services rendered shall be $173,250 and (less applicable withholdings) payable in accordance with the Corporation’s policies, procedures and practices as they may exist from time to time. The Employee’s salary periodically may be subject to annual increases in the Corporation’s discretion in accordance with its policies, procedures and practices as they may exist from time to time.

2.2 Bonus Programs. Employee may participate in any incentive program which may be made available from time to time to Corporation’s employees at Employee’s level; provided, however, that Employee’s participation is subject to the applicable terms, conditions and eligibility requirements of the program, as they may exist from time to time.

2.3 Benefits. Employee may participate in all medical, dental, disability, insurance, 401(k), pension, vacation and other employee benefit plans and programs which may be made available from time to time to Corporation employees at Employee’s level; provided, however, that Employee’s participation is subject to the applicable terms, conditions and eligibility requirements of these plans and programs, some of which are within the plan administrator’s discretion, as they may exist from time to time. Notwithstanding the foregoing, Employee shall be entitled to four weeks of vacation and, thereafter, vacation shall be in accordance with the Corporation’s policies and programs. Subject to applicable state law, accrued, unused vacation may not be carried over from year to year.

2.4 Benefit Plans Subject to Amendment. Nothing in this Agreement shall require the Corporation to create, continue or refrain from amending, modifying, revising or revoking any of the plans, programs or benefits set forth in Sections 2.2 and 2.3. Employee acknowledges that the Corporation, in its sole discretion, may amend, modify, revise or revoke any such plans, programs or benefits. Any amendments, modifications, revisions and revocations of these plans, programs and benefits shall apply to Employee. Nothing in this Agreement shall afford Employee any greater rights or benefits with regard to these plans, programs and benefits than are afforded to him under their applicable terms, conditions and eligibility requirements, some of which are within the plan administrator’s discretion, as they may exist from time to time.

2.5 Offset for Disability Payments. If at any time during which Employee is receiving salary or post-termination payments from the Corporation, he receives payments on account of mental or physical disability from any Corporation-provided plan, then the Corporation, in its discretion, may reduce his salary or post-termination payments by the amount of such disability payments.

3.     TERM OF EMPLOYMENT AND TERMINATION. The term of employment shall be for a one (1) year period commencing on May 01, 2003 and terminating on April 30, 2004 subject to the following provisions:

3.1 Automatic Renewal. Upon the expiration of the original term or any renewal term of employment, Employee’s employment shall be automatically renewed for a one (1) year period unless, at least sixty (60) days prior to the renewal date, either party gives the other party written notice of its intent not to continue the employment relationship. During any renewal term of employment, the terms, conditions and provisions set forth in this Agreement shall remain in effect unless modified in accordance with Section 8.

3.2 Without Cause. During the original or any extension term, the employment relationship hereunder shall be terminated without cause thirty (30) days after either the Corporation or the Employee gives notice of such termination to the other party.

3.3 With Cause. The Corporation may terminate Employee’s employment immediately without notice at any time for the following reasons which shall constitute “Cause”: (i) the willful and continued failure by Employee to substantially perform his duties with the Corporation; (ii) Employee’s insubordination in responding to any specific, reasonable instructions from either the Corporation’s Chief Executive Officer or Board of Directors; (iii) conduct by the Employee which is demonstrably and materially injurious to the Corporation, monetarily or otherwise; or (iv) the conviction of Employee of, or the entry of a pleading of guilty or nolo contendere by Employee to, any crime involving moral turpitude or any felony. Prior to a termination pursuant to Section 3.3(i), Employee shall be given written notice of the manner in which he has failed to perform and a thirty (30) day opportunity to cure such failure.

3.4 Death or Disability. The Corporation may terminate Employee’s employment without notice in the event of Employee’s death or “Disability” which shall mean Employee’s physical or mental inability to perform the essential functions of his duties with or without reasonable accommodation for a period of 180 consecutive days or 180 days in total within a 365-day period as determined by the Corporation in its reasonable discretion and in accordance with applicable law.

3.5 Survival. Section 4 (Compensation Upon Termination), Section 5 (Competitive Business Activities, Trade Secrets, Confidential Information and Corporation Property), and Section 6 (Change in Control) shall survive the expiration or termination of this Agreement, regardless of the reasons for such expiration or termination, until the obligations set forth therein have been satisfied.

4.     COMPENSATION UPON TERMINATION.

4.1 By Corporation For Cause or Employee Without Cause. If Employee’s employment is terminated by the Corporation for Cause or by Employee without cause or by notice of non-renewal, the Corporation’s obligation to compensate Employee ceases on the effective termination date except as to amounts due at that time.

4.2 By Corporation by Non-Renewal or Without Cause. If the Corporation terminates Employee’s employment by notice of non-renewal or without Cause, then Employee shall be entitled to receive: (i) amounts due on the effective termination date; and (ii) an amount (less applicable withholdings) equal to Employee’s then current monthly salary for twelve (12) months, payable in accordance with the Corporation’s regular payroll periods or, at the Corporation’s option, a lump sum. During the twelve (12) month period following termination, if Employee accepts employment or a consultancy with another entity or becomes self-employed, then he must notify the Corporation before such employment or consultancy begins and the payments made pursuant to Section 4.2(ii) shall be reduced by the amount of compensation to be paid to him in connection with such employment, consultancy or self-employment. If Employee does not notify the Corporation in accordance with this provision, then its obligation to make payments or further payments pursuant to Section 4.2(ii) shall cease.

4.3 Death or Disability. If Employee’s employment is terminated because of death, then the Corporation shall pay to the estate of Employee the then-current monthly salary (less applicable withholdings) which would otherwise be payable to Employee for six (6) months from the date of Employee’s death. If Employee’s employment is terminated because of Disability, then the Corporation shall continue to pay Employee his then-current monthly salary (less applicable withholdings) until the earlier of: (i) six (6) months from the date of termination; or, (ii) the date on which Employee begins receiving long term disability insurance benefits in accordance with the Corporation’s long term disability plan.

4.4 Severance Pursuant to Agreement.

The Corporation’s obligation to provide the payments under Section 4.2 and 4.3 (except in the event of termination because of Employee’s death) is conditioned upon Employee’s execution of an enforceable release of all claims and his compliance with Section 5 hereof (specifically including the return of all Corporation property). The required release shall contain a non-disparagement clause. If Employee chooses not to execute such a release or fails to comply with Section 5 of this Agreement, then the Corporation’s obligation to compensate him ceases on the effective termination date except as to amounts due at that time.

Employee is not entitled to receive any compensation or benefits upon his termination except as: (i) set forth in this Agreement; (ii) otherwise required by law; or (iii) otherwise required by any employee benefit plan in which he participates; provided, however, that the terms and conditions afforded Employee under this Agreement are in lieu of any severance benefits to which he otherwise might be entitled pursuant to a severance plan, policy or practice. Nothing in this Agreement, however, is intended to waive or supplant any death, disability, retirement, 401(k) or pension benefits to which Employee may be entitled under employee benefit plans in which Employee participates.

5.     COMPETITIVE BUSINESS ACTIVITIES, TRADE SECRETS, CONFIDENTIAL INFORMATION AND CORPORATION PROPERTY. Employee acknowledges that by virtue of Employee’s employment and position with the Corporation, Employee (i) has or will have access to trade secrets and Confidential Information (as defined in Section 5.2.2) of the Corporation including valuable information about its business operations and entities with whom it does business in various locations, and (ii) has developed or will develop relationships with parties with whom it does business in various locations. Employee also acknowledges that the trade secrets, Confidential Information and Competitive Business Activities provisions set forth in this Agreement are reasonably necessary to protect the Corporation’s legitimate business interests, are reasonable as to the time, territory and scope of activities which are restricted, do not interfere with public policy or public interest and are described with sufficient accuracy and definiteness to enable him to understand the scope of the restrictions imposed on him.

5.1 Competitive Business Activities. Without the Company’s prior written approval, during Employee’s employment and extending through any period in which Employee is receiving severance from the Company, and in any event for twelve (12) months following a termination pursuant to Section 4.1 hereof:

5.1.1 Employee shall not, either individually or on behalf of another, directly or indirectly, as employer, employee, owner, partner, stockholder, independent contractor, agent, or otherwise enter into or in any manner participate in the convenience store business in North Carolina, South Carolina, Florida, or any other state in which the Corporation owns or operates ten (10) or more convenience stores upon the date of termination of employment. Notwithstanding the foregoing, Employee’s ownership, directly or indirectly, of not more than one percent of the issued and outstanding stock of a corporation the shares of which are regularly traded on a national securities exchange or in the over-the-counter market shall not violate Section 5.1.1.

5.1.2 Employee will not directly or indirectly, request or induce any other employee of the Corporation to: (i) terminate employment with the Corporation, or (ii) accept employment with another business entity, or (iii) become engaged in the convenience store business in competition with the Corporation.

5.2 Trade Secrets; Confidential Information.

5.2.1 Employee hereby covenants and agrees not to use or disclose any Confidential Information (as hereinafter defined) or trade secrets except to authorized representatives of the Corporation or except as required by any governmental or judicial authority; provided, however, that the foregoing restrictions shall not apply to items that, through no fault of Employee’s, have entered the public domain.

5.2.2 Confidential Information. For purposes of this Agreement, “Confidential Information” means any data or information with respect to the business conducted by the Corporation, other than trade secrets, that is material to the Corporation and not generally known by the public. To the extent consistent with the foregoing definition, Confidential Information includes without limitation: (A) reports, pricing, sales manuals and training manuals, selling and pricing procedures, and financing methods of the Corporation, together with any techniques utilized by the Corporation in designing, developing, manufacturing, testing or marketing its products or in performing services for clients, customers and accounts of the Corporation; and (B) the business plans and financial statements, reports and projections of the Corporation, and the Corporation’s prospective strategic or expansion plans.

5.2.3 Corporation Property. Employee acknowledges that all trade secrets and Confidential Information are and shall remain the sole, exclusive and valuable property of the Corporation and that Employee has and shall acquire no right, title or interest therein. Any and all printed, typed, written or other material which Employee may have or obtain with respect to trade secrets or Confidential Information (including without limitation all copyrights therein) shall be and remain the exclusive property of the Corporation, and any and all material (including any copies) shall, upon request of the Corporation, be promptly delivered by Employee to the Corporation.

5.3 Other Agreements. Nothing in this Agreement shall terminate, revoke or diminish Employee’s obligations or the Corporation’s rights and remedies under law or any agreements relating to trade secrets, confidential information, or non-competition which Employee has executed in the past or may execute in the future or contemporaneously with this Agreement.

6.     Change in Control.

6.1 Definition of Change in Control. For purposes of this Agreement, a “Change in Control” shall mean:

(A) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than: (i) the Corporation; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation; (iii) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the

Corporation; or (iv) the existing holders of capital stock of the Corporation as of the date herof, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing more than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding securities; or

(B) the consummation of a merger, share exchange, consolidation or reorganization involving the Corporation and any other corporation or other entity as a result of which less than fifty percent (50%) of the combined voting power of the Corporation or of the surviving or resulting corporation or entity after such transaction is held in the aggregate by the holders of the combined voting power of the outstanding securities of the Corporation immediately prior to such transaction; or

(C) the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets.

6.2 Termination Following a Change in Control. After the occurrence of a Change in Control, Employee shall be entitled to receive payments and benefits pursuant to this Agreement if Employee’s employment is terminated within eighteen (18) months following the Change in Control either by the Corporation by notice of non-renewal, without Cause, or with Cause as defined in Sections 3.3(i) (failure to perform) hereof, or by Employee for Good Reason. For purposes of this Agreement, “Good Reason” shall exist for Employee to terminate his employment if Employee resigns within six (6) months of any of the following occurrences:

(A) the assignment to Employee of any duties inconsistent (except in the nature of a promotion) with the position in the Corporation that he held immediately prior to the Change in Control or a substantial adverse alteration in the nature or status of his position or responsibilities or the conditions of his employment from those in effect immediately prior to the Change in Control;

(B) a reduction by the Corporation in Employee’s annual base salary;

(C) the Corporation’s requiring Employee to be based more than fifty (50) miles from the Corporation’s offices at which he was principally employed immediately prior to the date of the Change in Control;

(D) the failure by the Corporation to pay to Employee any portion of his current compensation or compensation under any deferred compensation program of the Corporation within seven (7) days of the date such compensation is due;

(E) the failure by the Corporation to continue in effect any material compensation, welfare or benefit plan in which Employee is participating at the time of a Change in Control without substituting plans providing Employee with substantially similar or greater benefits, or the taking of any action by the Corporation which would adversely affect Employee’s participation in or materially reduce Employee’s benefits under any such plans or deprive Employee of any material fringe benefit enjoyed by Employee at the time of the Change in Control;

(F) the failure of the Corporation to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement.

6.3 Severance Pay and Benefits. If Employee’s employment with the Corporation terminates under circumstances as described in Section 6.2 above, Employee shall be entitled to receive all of the following:

(A) all accrued compensation through the termination date;

(B) a severance payment equal to Employee’s then current monthly salary for twenty-four (24) months (less applicable withholdings), payable in accordance with the Corporation’s regular payroll periods or, at the Corporation’s option, a lump sum. During the twenty-four (24) month period following termination, if Employee accepts employment or a consultancy with another entity or becomes self-employed, then he must notify the Corporation before such employment or consultancy begins and the payments made pursuant to this Section 6.3(B) shall be reduced by the amount of compensation to be paid to him in connection with such employment, consultancy or self-employment. If Employee does not notify the Corporation in accordance with this provision, then its obligation to make payments or further payments pursuant to this Section 6.3(B) shall cease;

(C) unless the Employee obtains comparable medical insurance coverage from a subsequent employer, then, for the twenty-four (24) months following the termination of Employee’s employment, he may continue to participate, to the extent permitted by the plan, in the medical insurance plan in which he participated on the effective termination of employment date. The Corporation will pay or, at the Corporation’s option, reimburse the Employee for the premiums actually paid, to continue coverage under the medical insurance plan during the period. In the event that the Employee is ineligible to participate in such medical insurance plan following termination of employment, the Corporation shall arrange to provide the Employee with substantially similar medical insurance benefits, at no greater cost to the Employee than the cost he paid for such benefits immediately prior to termination.

7. WAIVER OF BREACH. The Corporation’s or Employee’s waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other party.

8. ENTIRE AGREEMENT. Except as expressly provided in this Agreement, this Agreement: (i) supersedes all other understandings and agreements, oral or written, between the parties with respect to the subject matter of this Agreement; and (ii) constitutes the sole agreement between the parties with respect to this subject matter. Each party acknowledges that: (i) no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement; and (ii) no agreement, statement or promise not contained in this Agreement shall be valid. No change or modification of this Agreement shall be valid or binding upon the parties unless such change or modification is in writing and is signed by the parties.

9.     SEVERABILITY. If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect any other provision in this Agreement. Additionally, if any of the provisions, clauses or phrases in the Competitive Business Activities, Trade Secrets, Confidential Information and Corporation Property provisions set forth in this Agreement are held unenforceable by a court of competent jurisdiction, then the parties desire that they be “blue-penciled” or rewritten by the court to the extent necessary to render them enforceable.

10.   PARTIES BOUND. The terms, provisions, covenants and agreements contained in this Agreement shall apply to, be binding upon and inure to the benefit of the Corporation’s successors and assigns. The Corporation, at its discretion, may assign this Agreement. Employee may not assign this Agreement without the Corporation’s prior written consent.

11.   REMEDIES. Employee acknowledges that his breach of this Agreement would cause the Corporation irreparable harm for which damages would be difficult, if not impossible, to ascertain and legal remedies would be inadequate. Therefore, in addition to any legal or other relief to which the Corporation may be entitled by virtue of the Employee’s breach or threatened breach of this Agreement, the Corporation may seek equitable relief, including but not limited to preliminary and injunctive relief, and such other available remedies.

12.   GOVERNING LAW. This Agreement and the employment relationship created by it shall be governed by North Carolina law without giving effect to North Carolina choice of law provisions.

IN WITNESS WHEREOF, the parties have entered into this Agreement on the day and year written below.

Date: May 6, 2003	/s/ David M. Zaborski

Date: April 29, 2003	THE PANTRY, INC. By: /s/ Peter J. Sodini